UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 6, 2008

FOSTER WHEELER LTD.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda (State or Other Jurisdiction of Incorporation)	001-31305 (Commission File Number)	22-3802649 (IRS Employer Identification No.)

Perryville Corporate Park, Clinton, New Jersey (Address of Principal Executive Offices)	08809-4000 (Zip Code)

Registrant’s telephone number, including area code: 908-730-4000

Not applicable (Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of New Director

On May 6, 2008, the Board of Directors (the “Board”) of Foster Wheeler Ltd. (the “Company” or “we”) approved an increase in the size of the Board from nine to ten members and elected Maureen B. Tart-Bezer to serve as a director and on the Audit and Compensation Committees of the Board.

Ms. Tart-Bezer’s compensation for services as a director will be consistent with that of the Company’s other non-employee directors. In connection with her election, the Board, upon the recommendation of the Compensation Committee, approved compensation for fiscal 2008 for Ms. Tart-Bezer as follows (such amounts represent the fiscal 2008 retainer paid to our non-employee directors, pro rated from the date of election):

1)	a cash retainer of $52,459.02; and

2)	grants under the Company’s Omnibus Incentive Plan (the “LTI Plan”) of restricted stock units with an economic value of $26,229.51 and stock options with an economic value of $26,229.51.

The restricted stock units and the stock options will be granted and priced under the LTI Plan on May 15, 2008, provided there is an open window for the trading of the Company’s common shares by its insiders on such date. The restricted stock units and stock options fully vest on December 31, 2008.

On May 6, 2008, the Company issued a press release announcing the election of Ms. Tart-Bezer to the Board. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated into this Item 5.02 by reference.

Employment Agreements with Executive Officers

On May 6, 2008, we and Franco Baseotto, our Executive Vice President, Chief Financial Officer and Treasurer, entered into the new employment agreement, effective July 1, 2008 (the “Baseotto Agreement”), described below.

In addition, on May 6, 2008, we entered into amended and restated employment agreements (which we refer to respectively as the “Milchovich Agreement” and the “Ganz Agreement”) with Raymond J. Milchovich, our Chairman and Chief Executive Officer, and Peter J. Ganz, our Executive Vice President, General Counsel and Secretary. The primary purpose of the amendments, as more fully described below, is to ensure that the terms of the Milchovich Agreement and the Ganz Agreement comply with the final regulations promulgated under Section 409A of the Internal Revenue Code, as amended (“409A”).

The Baseotto Agreement

The Baseotto Agreement, effective as of July 1, 2008, is attached hereto as Exhibit 10.1 and is incorporated into this Item 5.02 by reference. The following summary is qualified in its entirety by reference to the attached Baseotto Agreement.

The Baseotto Agreement terminates upon the occurrence of Mr. Baseotto’s death, physical or mental disability, notice of termination for cause, resignation for good reason, termination without cause, or voluntary resignation. Under the Baseotto Agreement, Mr. Baseotto serves as our Executive Vice President, Chief Financial Officer and Treasurer. Mr. Baseotto is entitled to a base salary of $450,000, effective July 1, 2008, and such base salary is to thereafter be reviewed by us annually.

The Baseotto Agreement provides for an annual short-term incentive compensation target of 75% of base salary up to a maximum of 150% of base salary based upon targeted business objectives as established by the Compensation Committee of our Board. Mr. Baseotto is entitled to a grant of restricted stock units with a value on the grant date of $75,082 and stock options with a value on the grant date of $75,082, with the grants to be made during the first open trading window for our executive officers subsequent to the effectiveness of the Baseotto Agreement. The number of units and options will be determined pursuant to a methodology approved by our Compensation Committee. One-third of the units and options will vest on each of December 31, 2008, December 31, 2009, and December 31, 2010, provided that Mr. Baseotto is still employed by us on such dates. The options will have a term of five years. Mr. Baseotto will also be entitled to an annual long term incentive value opportunity equivalent to 1.8 times his base salary.

Mr. Baseotto has agreed to keep confidential all information regarding us that he receives during the term of his employment. He also agreed that, upon his termination for any reason, he will not, directly or indirectly, provide services to certain of our competitors which are the same or similar to services he provided to us for one year after such expiration or termination. He has also agreed that, until the second anniversary of his termination, he will not solicit any of our employees or customers.

In the event of any termination of Mr. Baseotto’s employment, he will be entitled to receive the following amounts: (i) annual base salary earned through the date of termination, (ii) the balance of any awarded but as yet unpaid annual short-term incentive compensation, (iii) accrued but unpaid vacation pay, (iv) any vested but not forfeited benefits to the date of termination under our employee benefit plans, and (v) continuation of certain employee benefits pursuant to the terms of our employee benefit plans.

In the event of termination of employment by us without cause, or by Mr. Baseotto for good reason, we will provide to Mr. Baseotto, in addition to the payments specified in the preceding paragraph, (i) a lump sum payment in an amount representing 24 months of his base salary at the rate in effect on the date of termination, (ii) a lump sum payment in an amount equal to 200% of his annual short-term incentive compensation at target, (iii) two additional years of age and service to be credited under any pension plan in which he participated on the date of termination, (iv) two years of continued health and welfare benefit plan coverage following the date of termination in any plan in which he participated on the date of termination, (v) monthly payments sufficient to allow him to continue any such health benefits at the active employee level (excluding any costs that would be payable by an active employee) for 24 months, (vi) removal of all restrictions from restricted stock held by him, except as prohibited by law, (vii) full vesting of all stock options, restricted stock and restricted stock units held by him, and (viii) career transition services in an amount not to exceed $8,000.

If, within thirteen months of a “change of control,” as defined in the Baseotto Agreement (the “Change of Control Period”), we terminate Mr. Baseotto’s employment other than for cause or disability, or if Mr. Baseotto terminates employment for “good reason,” as defined in the agreement (to include, among other things, Mr. Baseotto’s termination of his employment for any reason within the thirty-day period commencing on the first anniversary of the change of control), Mr. Baseotto will be entitled to receive a lump sum cash payment of the following amounts (collectively, the “Accrued Obligations”): (i) his base salary through the date of termination, plus (ii) his proportionate annual short-term incentive compensation for the year in which such termination occurs, which will be based on the highest annual short-term incentive compensation received by him in the three years preceding the change of control, plus (iii) any unpaid deferred compensation and his accrued but unpaid vacation pay. Mr. Baseotto will also be entitled to receive a lump sum cash payment equal to three times the sum of his base salary and the highest annual short-term incentive compensation. Mr. Baseotto will also continue to receive his health and welfare benefits at the active employee level (excluding any costs that would be payable by an active employee) for five years and will receive a lump sum payment equal to the actuarial value of the service credit under our qualified retirement plans Mr. Baseotto would have received if he had remained employed for three years after the date of his termination. We will also provide Mr. Baseotto with outplacement services. Finally, Mr. Baseotto may tender restricted stock held by him (whether vested or not) in exchange for a lump sum cash payment of the value of the tendered shares.

If, during the Change of Control Period, Mr. Baseotto’s employment is terminated because of his death or disability or Mr. Baseotto terminates his employment other than for good reason, we will pay to him or his estate or beneficiaries, as the case may be, an amount equal to the Accrued Obligations. If, during the Change of Control Period, we terminate Mr. Baseotto’s employment for cause, we will pay to him his base salary through the date of termination plus any unpaid deferred compensation.

The Milchovich Agreement and the Ganz Agreement

The principal amendments reflected in the Milchovich Agreement and the Ganz Agreement (collectively, the “Agreements”), which are attached hereto as Exhibits 10.2 and 10.3, respectively, and are incorporated into this Item 5.02 by reference, are as follows (all such changes were made to comply with 409A):

•
The period after a change of control during which Mr. Milchovich and Mr. Ganz would be entitled to change in control benefits under the Agreements was reduced from 24 months and 36 months, respectively, to 13 months in each case.

•
The definition of good reason in the Agreements was amended to provide that the executive must provide notice of the event constituting good reason within 90 days of the event and the Company shall be given 30 days to cure the event giving rise to the good reason.

•
The Ganz Agreement was amended to provide that, in the event of termination other than during any change of control period described above, Mr. Ganz shall receive an amount equal to (i) 24 months of base salary, payable in a lump sum within 30 days of termination, rather than in 24 monthly installments and (ii) 200% of Mr. Ganz’s annual cash incentive payment at target, payable in a lump sum within 30 days of termination, rather than an annual cash incentive payment for the calendar year that includes the termination date and the following calendar year, each payable at the time the company pays annual cash incentive payments to other participants in such program.

Additional immaterial changes were made to the Agreements to comply with 409A and to provide for greater consistency among the employment agreements for our senior executives.

The foregoing summary is qualified in its entirety by reference to the attached Agreements.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of May 6, 2008, between Foster Wheeler Ltd. and Franco Baseotto.

10.2	Amended and Restated Employment Agreement, dated as of May 6, 2008, between Foster Wheeler Ltd. and Raymond J. Milchovich.

10.3	Amended and Restated Employment Agreement, dated as of May 6, 2008, between Foster Wheeler Ltd. and Peter J. Ganz.

99.1	Press Release, dated May 6, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOSTER WHEELER LTD.

	By:	/s/ Peter J. Ganz
DATE: May 12, 2008		Peter J. Ganz
Executive Vice President, General Counsel and
Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated as of May 6, 2008, between Foster Wheeler Ltd. and Franco Baseotto.

10.2	Amended and Restated Employment Agreement, dated as of May 6, 2008, between Foster Wheeler Ltd. and Raymond J. Milchovich.

10.3	Amended and Restated Employment Agreement, dated as of May 6, 2008, between Foster Wheeler Ltd. and Peter J. Ganz.

99.1	Press Release, dated May 6, 2008